EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact
Kent Henschen, Director - Marketing &
Corporate Communications
Tel: 414-768-4626 Fax: 414-768-4474
khenschen@bucyrus.com
www.bucyrus.com

Robert C. Scharp joins Bucyrus’ Board of Directors

July 14, 2005 South Milwaukee, Wisconsin, USA – Bucyrus International, Inc. announced today that Robert C. Scharp has joined the Company’s Board of Directors. Mr. Scharp was appointed during Bucyrus’ Board of Directors Meeting today at the South Milwaukee, Wisconsin corporate headquarters.

With over thirty years of executive level operational and management experience in the mining industry Mr. Scharp brings an immense wealth of industry knowledge to the Bucyrus team. Mr. Timothy Sullivan, Bucyrus’ President and Chief Executive Officer, commented that, “Bucyrus’ Board will benefit from Mr. Scharp’s extensive mining industry experience and knowledge and particularly from his involvement in Australia and Canada, both of which hold significant market potential for Bucyrus. As a seasoned executive who has experienced a multitude of successes within the mining industry, Mr. Scharp will be tremendously valuable to Bucyrus’ efforts in strengthening our position as a premier provider of equipment and services within the surface mining industry.”

Mr. Scharp currently serves as Chairman of Shell Canada’s Mining Advisory Council, which reviews all aspects of Shell’s mining operation in Ft. McMurray, Alberta, Canada. He began his career with Phelps Dodge where he served as a Mining Engineer. He then moved on to Kerr-McGee where he held a variety of operational and management positions including Vice President Operations, Kerr-McGee Coal. Mr. Scharp also served as President of Kerr-McGee Corporation and Senior Vice President, Oil and Gas production for Kerr-McGee.

EXHIBIT 99.1

After Kerr-McGee, Mr. Scharp was appointed Chief Executive Officer, Shell Coal Pty. Ltd in Brisbane, Australia. When Anglo Coal Australia Pty. Ltd acquired the company, Mr. Scharp remained as CEO until his return to the United States. He joined the Board of Directors of Horizon Natural Resources in early-2002 and later that year became Chairman and Acting CEO until April 2003.

Bucyrus International, Inc. is a world leader in the manufacture of electric rope shovels, blasthole drills and draglines for the surface mining industry. Bucyrus also provides first quality OEM parts, components and maintenance and support services for that equipment. Located in South Milwaukee, Wisconsin, USA, Bucyrus has been serving the mining industry for 125 years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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